      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1999

                                                      REGISTRATION NO. 333-76853
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        OPTICAL COATING LABORATORY, INC.

             (Exact name of registrant as specified in its charter)

                       DELAWARE                                     68-0164244
   (State or Other Jurisdiction of Incorporation or      (I.R.S. Employer Identification
                     Organization)                                     No.)

             2789 NORTHPOINT PARKWAY, SANTA ROSA, CALIFORNIA 95407
                                 (707) 545-6440

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                CHARLES J. ABBE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        OPTICAL COATING LABORATORY, INC.
                            2789 NORTHPOINT PARKWAY
                          SANTA ROSA, CALIFORNIA 95407

                                 (707) 545-6440

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                            ------------------------

                                   COPIES TO:

        JOHN V. ERICKSON, Esq.                     JAMIE E. CHUNG, Esq.
        JOHN J. O'NEILL, Esq.                     PETER M. O. WONG, Esq.
       ANDREW H. PONTIOUS, Esq.                 HEATHER L. McCORMICK, Esq.
       Collette & Erickson LLP                      Cooley Godward LLP
  555 California Street, Suite 4350           One Maritime Plaza, 20th Floor
   San Francisco, California 94104           San Francisco, California 94111
            (415) 788-4646                            (415) 693-2000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee...............  $  25,087
NASD filing fee...................................................  $   9,524
Nasdaq National Market listing fee................................  $  17,500
Blue Sky fees and expenses........................................  $   5,000
Printing and engraving expenses...................................  $  90,000
Legal fees and expenses...........................................  $ 150,000
Accounting fees and expenses......................................  $  75,000
Transfer Agent and Registrar fees.................................  $   5,000
Miscellaneous expenses............................................  $  72,889
                                                                    ---------
  Total...........................................................  $ 450,000
                                                                    ---------
                                                                    ---------


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The indemnification and liability of the Company's directors and officers are governed by Delaware law.

        Under Section 145 of the General Corporation Law of the State of Delaware, corporations have broad powers to indemnify their directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Delaware law also permits corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of directors' fiduciary "duty of care." While Delaware law does not eliminate the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. These provisions have no effect on director's liability for (1) breach of the director's duty of loyalty, (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (3) a corporation's illegal payment of dividends, (4) approval of any transaction from which the director derives an improper personal benefit, or (5) on claims arising under other laws, such as the federal securities laws.

        In connection with the Company's reincorporation in Delaware in November 1987, it included in its Certificate of Incorporation a provision limiting directors' liability to the greatest extent permitted by Delaware corporate law. In addition, the Certificate of Incorporation and the Company's Bylaws provide that it will indemnify its directors and officers to the fullest extent permitted under Delaware law, including circumstances in which indemnification is otherwise discretionary. The Company submitted these charter and Bylaw provisions to its stockholders, who approved them in March 1987.

        In addition, the Company has entered into separate Indemnification Agreements with its directors and officers to the full extent permitted by applicable law and our Certificate of Incorporation. The general effect of the indemnification provisions of the Bylaws and the Indemnification Agreements is to require the Company, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (provided the officer or director acted in good faith and in a manner he or she believed to be in or not opposed to the Company's best interests and, with respect to a criminal proceeding, provided he or she had no reasonable cause to believe that the conduct was unlawful), and to advance their expenses (including attorneys' fees) incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that its charter and Bylaw provisions and the separate Indemnification Agreements are necessary to attract and retain qualified persons as directors and officers.

        At present, the Company is not aware of any threatened litigation or proceeding which could result in a claim for indemnification by any director or officer.

ITEM 16. EXHIBITS.

        (a) Exhibits


EXHIBIT
NUMBER                                          EXHIBIT
---------  ----------------------------------------------------------------------------------
 1.1*      Form of Underwriting Agreement.

 3.1       Restated Certificate of Incorporation. Incorporated by reference to Exhibit (4)(a)
           of the Registrant's Form 10-Q for the quarter ended July 31, 1988.

 3.2       By-Laws. Incorporated by reference to Exhibit (3)(b) of the Registrant's Form 8-K under Item 5 dated November 20, 1987.

 4.1       Stockholder Rights Agreement between the Registrant and ChaseMellon Shareholder
           Services L.L.C. dated December 16, 1997. Incorporated by reference to Exhibit 4.1 of the Registrant's Form 10-K for the year ended October 31, 1997.

 4.2+      First Amendment to Stockholder Rights Agreement between the Registrant and
           ChaseMellon Shareholder Services L.L.C. dated December 15, 1998.

 4.3       Form of Note Purchase Agreement dated as of July 30, 1998 for the private placement of $30 million of 6.69% Senior Notes due July 31, 2008 with Modern
           Woodman of America, American Life and Casualty Insurance Company, Massachusetts
           Mutual Life Insurance Company, Baystate Health Systems, Inc. and Principal Life
           Insurance Company. Incorporated by reference to Exhibit 4.1 of the Registrant's
           Form 10-Q for the quarter ended July 31, 1998.

 4.4       Credit Agreement dated as of July 31, 1998 among the Registrant, Bank of America
           National Trust and Savings Association, as Agent, Letter of Credit Issuing Bank
           and the Other Financial Institutions Party Thereto. Incorporated by reference to
           Exhibit 4.0 of the Registrant's Form 10-Q for the quarter ended July 31, 1998.

 4.5+      Waiver and First Amendment, dated as of January 8, 1999 and effective as of
           October 31, 1998, to Credit Agreement dated as of July 31, 1998 among the
           Registrant, Bank of America National Trust and Savings Association, as Agent,
           Letter of Credit Issuing Bank and The Other Financial Institutions Party Thereto.

 4.6       Secured Promissory Note between Optical Coating Laboratory, Inc. and Aid
           Association for Lutherans dated November 8, 1995. Incorporated by reference to
           Exhibit 4.8 of the Registrant's Form 10-K for the year ended October 31, 1995.

 4.7       Capital Equipment Lease Agreement dated as of February 20, 1996 between Optical
           Coating Laboratory, Inc. and Fleet Credit Corporation. Incorporated by reference to Exhibit 4.10 of the Registrant's Form 10-K for the year ended October 31, 1996.

 4.8       Capital Equipment Lease Agreement dated as of June 19, 1996 between Flex Products,
           Inc. and Fleet Credit Corporation. Incorporated by reference to Exhibit 4.11 of the registrant's Form 10-K for the year ended October 31, 1996.

EXHIBIT
NUMBER                                          EXHIBIT
---------  ----------------------------------------------------------------------------------
 4.9       Credit Agreement dated as of May 20, 1997 between Optical Coating Laboratory, Inc.
           as Borrower and ABN AMRO Bank N.V. as Bank. Incorporated by reference to Exhibit
           4.2 of the Registrant's form 10-Q for the quarter ended April 30, 1997.

 5.1*      Opinion and consent of Collette & Erickson LLP.

10.1+      License and Supply Agreement between Flex Products, Inc. and SICPA Holding, S.A.
           dated as of December 2, 1994. (1)

10.2+      Amended and Restated Agreement between JDS Fitel, Inc. and Optical Coating
           Laboratory, Inc. dated as of April 15, 1999.

15.+       Letter regarding Unaudited Interim Financial Information.

23.1+      Consent of Deloitte & Touche LLP.

23.2+      Consent of KPMG LLP.

23.3*      Consent of Counsel (See Exhibit 5.1, above).

24.1+      Power of Attorney.


------------------------

 *  Not previously filed.


 +  Previously filed.



(1) Confidential treatment has been granted for portions of this document. The information omitted pursuant to such confidential treatment order has been filed separately with the Securities and Exchange Commission.


ITEM 17. UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (i)  The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California, on the 18th day of May 1999.


                                OPTICAL COATING LABORATORY, INC.

                                By:              CRAIG B. COLLINS*
                                     -----------------------------------------
                                                  Craig B. Collins
                                         VICE PRESIDENT, FINANCE AND CHIEF
                                                 FINANCIAL OFFICER


        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------


                                President, Chief Executive
CHARLES J. ABBE*                  Officer
------------------------------  and Director                   May 18, 1999
Charles J. Abbe                 (Principal Executive
                                  Officer)

                                Vice President, Finance
CRAIG B. COLLINS*               and Chief Financial
------------------------------    Officer                      May 18, 1999
Craig B. Collins                (Principal Financial
                                  Officer)

HOLLY D. NEAL*                  Corporate Controller
------------------------------  (Principal Accounting          May 18, 1999
Holly D. Neal                     Officer)

HERBERT M. DWIGHT, JR.*
------------------------------  Chairman of the Board          May 18, 1999
Herbert M. Dwight, Jr.

JOHN MCCULLOUGH*
------------------------------  Director                       May 18, 1999
John McCullough

DOUGLAS C. CHANCE*
------------------------------  Director                       May 18, 1999
Douglas C. Chance

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director                       May 18, 1999
Shoei Kataoka

JULIAN SCHROEDER*
------------------------------  Director                       May 18, 1999
Julian Schroeder

RENN ZAPHIROPOULOS*
------------------------------  Director                       May 18, 1999
Renn Zaphiropoulos



*By:       /s/ JOSEPH ZILS
      -------------------------
            (JOSEPH ZILS,
          ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                          EXHIBIT
---------  ----------------------------------------------------------------------------------
 1.1*      Form of Underwriting Agreement.
 3.1       Restated Certificate of Incorporation. Incorporated by reference to Exhibit (4)(a)
           of the Registrant's Form 10-Q for the quarter ended July 31, 1988.
 3.2       By-Laws. Incorporated by reference to Exhibit (3)(b) of the Registrant's Form 8-K under Item 5 dated November 20, 1987.
 4.1       Stockholder Rights Agreement between the Registrant and ChaseMellon Shareholder
           Services L.L.C. dated December 16, 1997. Incorporated by reference to Exhibit 4.1 of the Registrant's Form 10-K for the year ended October 31, 1997.
 4.2+      First Amendment to Stockholder Rights Agreement between the Registrant and
           ChaseMellon Shareholder Services L.L.C. dated December 15, 1998.
 4.3       Form of Note Purchase Agreement dated as of July 30, 1998 for the private placement of $30 million of 6.69% Senior Notes due July 31, 2008 with Modern
           Woodman of America, American Life and Casualty Insurance Company, Massachusetts
           Mutual Life Insurance Company, Baystate Health Systems, Inc. and Principal Life
           Insurance Company. Incorporated by reference to Exhibit 4.1 of the Registrant's
           Form 10-Q for the quarter ended July 31, 1998.
 4.4       Credit Agreement dated as of July 31, 1998 among the Registrant, Bank of America
           National Trust and Savings Association, as Agent, Letter of Credit Issuing Bank
           and the Other Financial Institutions Party Thereto. Incorporated by reference to
           Exhibit 4.0 of the Registrant's Form 10-Q for the quarter ended July 31, 1998.
 4.5+      Waiver and First Amendment, dated as of January 8, 1999 and effective as of
           October 31, 1998, to Credit Agreement dated as of July 31, 1998 among the
           Registrant, Bank of America National Trust and Savings Association, as Agent,
           Letter of Credit Issuing Bank and The Other Financial Institutions Party Thereto.
 4.6       Secured Promissory Note between Optical Coating Laboratory, Inc. and Aid
           Association for Lutherans dated November 8, 1995. Incorporated by reference to
           Exhibit 4.8 of the Registrant's Form 10-K for the year ended October 31, 1995.
 4.7       Capital Equipment Lease Agreement dated as of February 20, 1996 between Optical
           Coating Laboratory, Inc. and Fleet Credit Corporation. Incorporated by reference to Exhibit 4.10 of the Registrant's Form 10-K for the year ended October 31, 1996.
 4.8       Capital Equipment Lease Agreement dated as of June 19, 1996 between Flex Products,
           Inc. and Fleet Credit Corporation. Incorporated by reference to Exhibit 4.11 of the registrant's Form 10-K for the year ended October 31, 1996.
 4.9       Credit Agreement dated as of May 20, 1997 between Optical Coating Laboratory, Inc.
           as Borrower and ABN AMRO Bank N.V. as Bank. Incorporated by reference to Exhibit
           4.2 of the Registrant's form 10-Q for the quarter ended April 30, 1997.
 5.1*      Opinion and consent of Collette & Erickson LLP.
 10.1+     License and Supply Agreement between Flex Products, Inc. and SICPA Holding, S.A.
           dated as of December 2, 1994. (1)
 10.2+     Amended and Restated Agreement between JDS Fitel, Inc. and Optical Coating
           Laboratory, Inc. dated as of April 15, 1999.
15.+       Letter regarding Unaudited Interim Financial Information.
23.1+      Consent of Deloitte & Touche LLP.
23.2+      Consent of KPMG LLP.
23.3*      Consent of Counsel (See Exhibit 5.1, above).
24.1+      Power of Attorney.


------------------------

 *  Not previously filed.


 +  Previously filed.



(1) Confidential treatment has been granted for portions of this this document. The information omitted pursuant to such confidential treatment order has been filed separately with the Securities and Exchange Commission.